Exhibit 10.2

IDS Branded Reseller Agreement – Reseller Software Suite Specific

This establishes an agreement between Information Delivery Systems, LLC (IDSLLC) and Computer Software Innovations, Inc. (Reseller) for the exclusive purpose of reselling the IDS Products in conjunction with Reseller’s suite of software known as CSI fund accounting along with all related applications (e.g. Crystal Reports and AIG Workflow).

1. Reseller Qualification

In order to ensure adequate technical and marketing support to end users, eligibility to resell the IDS Products is subject to meeting technical requirements as determined by IDSLLC. IDSLLC hereby acknowledges that Reseller meets these requirements. Reseller agrees to comply with any future requirements that IDSLLC may have for resellers. Reseller will not sell The IDS Products without adequate post-sales support.

2. Relationships

2.1. Reseller is an independent contractor engaged in purchasing the IDS Products for resale to its customers packaged solely with its suite of proprietary software. Reseller is not an agent or legal representative of IDSLLC for any purpose, and has no authority to act for, bind or commit IDSLLC.

2.2. Reseller has no authority to make any commitment on behalf of IDSLLC with respect to quantities, delivery, modifications, interfacing capability, suitability of software or suitability in specific applications. Reseller has no authority to modify the warranty offered with the IDS Products. Reseller will indemnify IDSLLC and its officers, members, employees, and agents from liability for any modified warranty or other commitment by Reseller not specifically authorized by IDSLLC.

2.3. Reseller will not represent itself in any way that implies Reseller is an agent or branch of IDSLLC. Reseller will immediately change or discontinue any representation or business practice found to be misleading or deceptive by IDSLLC immediately upon notice from IDSLLC. IDSLLC will not represent itself in any way that implies IDSLLC is an agent or branch of Reseller. IDSLLC will immediately change or discontinue any representation or business practice found to be misleading or deceptive by Reseller immediately upon notice from Reseller.

3. Term, Limitations, Termination

3.1. The term of this Agreement is thirty six (36) months from the date of acceptance by IDSLLC. This Agreement shall automatically renew on each subsequent year for a one-year term, unless it is terminated earlier in accordance with this Agreement.

3.2. IDSLLC or Reseller may terminate this Agreement without cause at any time upon twelve (12) months written notice, except that neither the expiration nor earlier termination of this Agreement shall release either party from any obligation which has accrued as of the date of termination.

4. Purchase and Resale of IDS Products and Pricing and Payment Terms

4.1 Reseller shall exert best efforts to market the IDS Products with its software suite, and shall use promotional materials consistent with this agreement. It is Reseller’s responsibility to help its customers determine which system configuration would best serve their needs.

4.2 As defined in the Program Materials, Reseller shall have sufficient technical knowledge of the IDS Products in general, and will have access to appropriate IDSLLC sales and technical training.

4.3 IDSLLC does not represent that it will continue to manufacture any particular item or model of product or version of software indefinitely or even for any specific period. IDSLLC specifically reserves the right to modify any of the specifications or characteristics of its products, to remove any product from the market, and/or to cease manufacturing or supporting it.

4.4 Reseller is expected and encouraged to advertise and promote the sales of The IDS Products with its suite of software through all appropriate media including trade show exhibits, catalogs and direct mailings, space advertising, educational meetings, sales aids, etc. IDSLLC must approve all such materials that use IDSLLC’s name or trademarks. IDSLLC may assist Reseller in advertising and promoting The IDS Products in accordance with IDSLLC’s policy.

4.5 Pricing will be as listed on Attachment A. Any changes in pricing will be done in writing with a minimum of 90 days written notice. Pricing will not be increased for the initial 12 months. After 12 months, prices are subject to change.

4.6 Payment terms are net 30. Initial payment terms for the Client Branding Services and first year support for the Branding are $15,000 on execution of this agreement and $15,000 on July 1, 2006.

5. Limitation of Liability

UNDER NO CIRCUMSTANCES SHALL IDSLLC BE LIABLE TO RESELLER OR ANY OTHER PARTY FOR ANY RE-PROCUREMENT COSTS, LOST REVENUE OR PROFITS OR FOR ANY OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF IDSLLC HAS BEEN INFORMED OF SUCH POTENTIAL LOSS OR DAMAGE.

6. Use of IDSLLC Trademarks

6.1 Reseller acknowledges the following:

a. IDSLLC and/or its affiliates own all right, title and interest in the IDS Server Utilities and IDS names and logos.

b. IDSLLC and/or its affiliates is/are the licensee of certain other trademarks and software used in connection with the IDS products.

c. Reseller will acquire no interest in any such trademarks or trade names by virtue of this Agreement, its activities under it, or any relationship with IDSLLC.

6.2 During the term of this Agreement, Reseller may indicate to the trade and to the public that it is an Authorized Reseller of the IDS Products. With IDSLLC’s prior written approval (hereinafter acknowledged), Reseller may also use the IDS trademarks and trade names to promote and solicit sales or licensing of The IDS Products if done so in accordance with IDSLLC’s guidelines. Reseller will not adopt or use such trademarks or trade names, or any confusingly word or symbol, as part of its name or allow such marks or names to be used by others.

6.3 At the expiration or termination of this Agreement, Reseller shall immediately discontinue any use of the IDS names or trademarks or any other combination of words, designs, trademarks or trade names that would indicate that it is or was a reseller of the IDS Products.

7. Software and Firmware

7.1 The software license terms will be specified in the License Agreement and/or the Standard Customer Agreement, and/or any Software Maintenance Agreement entered into by the parties and modified from time to time by IDSLLC. Reseller agrees that any third party products will be governed by their respective license and/or purchase agreements.

7.2 Reseller can resell licenses to the IDS Products in its territory, but only subject to an End User License Agreement with terms at least as restrictive as the then current IDS License Agreement.

8. Proprietary Information

8.1 IDSLLC and Reseller shall each exercise due diligence to maintain in confidence and not disclose to any third party any proprietary information furnished by the other to it on a confidential basis and identified as such when furnished. Except in accordance with this Agreement, neither party shall use such information without permission of the party that furnished it. As used in this paragraph, “due diligence” means the same precaution and standard of care which that party uses to safeguard its own proprietary data, but in no event less than reasonable care. The provisions of this Section shall survive for five (5) years beyond the expiration, non-renewal or termination of this Agreement.

8.2 This Agreement does not grant any license under any patents or other intellectual property rights owned or controlled by or licensed to IDSLLC. Reseller shall not have any right to manufacture The IDS Products.

9. Export Controls

Regardless of any disclosure made by Reseller to IDSLLC or Distributor of an ultimate destination of The IDS Products, Reseller shall not export, either directly or indirectly, any documentation, The IDS Products, or system incorporating such IDS Products without first obtaining written permission from IDSLLC.

10. Compliance with Laws

Reseller agrees to comply with all laws and regulations that are applicable to the business that Reseller transacts. Reseller agrees to indemnify and hold IDSLLC harmless for all liability or damages caused by Reseller’s failure to comply with the terms of this provision.

11. Resolution of Disputes

IDSLLC and Reseller acknowledge and agree that any and all disputes, controversies, or claims, arising out of or in connection with, or relating to this agreement or any other relationship between the parties, or any breach or alleged breach hereof shall be submitted to, and settled by, arbitration in the City of Macon, State of Georgia, pursuant to the Georgia Arbitration Code (the “Code”) as now or hereinafter amended. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in an appropriate Georgia court or as provided in the Code. Each Side shall bear the costs of its own experts, evidence, and counsel’s fees. Arbitration shall be the exclusive remedy to resolve any and all disputes hereunder and neither party shall be entitled to file any suit in any court except to enforce this arbitration agreement or any arbitration award. The parties also agree that arbitration will be conducted in Macon, Georgia at IDSLLC’s office or such other place as may be agreed (in Macon, Georgia) by the parties at the time of any such disputes.

12. Government Contract Conditions

In the event that Reseller elects to resell The IDS Products or services to the U.S. Government, Reseller does so solely at its own option and risk, and agrees not to obligate IDSLLC as a subcontractor or otherwise to the U.S. Government. Reseller remains solely and exclusively responsible for compliance with all statutes and regulations governing sales to the U.S. Government. IDSLLC makes no representations, certifications or warranties whatsoever with respect to the ability of its goods, services or prices to satisfy any such statutes and regulations.

13. Territory

The territory is defined as the United States. Reseller agrees to notify IDSLLC of the customers in the territory. Both IDSLLC and Reseller agree to maintain confidentiality of each other’s customer lists. In the event there is a mutual customer, both parties agree to work out a strategy to sell to those customers. If an agreement is not reached, then the customer will be treated as an IDSLLC customer, and not included in the territory.

14. Sales Expectation

Reseller understands and agrees that by having access to the territory defined herein and purchasing at the highest discount level, certain sales will be expected. The expectation for the initial 12 month period will be 1,000 licenses.

15. Miscellaneous

Notices under this Agreement must be sent by telegram, telecopy or registered or certified mail to the appropriate party at its address stated on the first page of this Agreement (or to a new address if the other has been properly notified of the change). A notice will not be effective until the addressee actually receives it. This Agreement and its schedules represent the entire agreement between the parties regarding this subject. This Agreement supersedes all previous oral or written communications between the parties regarding the subject, and it may not be modified or waived except in writing and signed by an officer or other authorized representative of each party. Neither party will be liable to the other for any delay or failure to perform if that delay or failure results from a cause beyond its reasonable control. If any provision is held invalid, all other provisions shall remain valid, unless such invalidity would frustrate the purpose of this Agreement. Georgia law governs this Agreement.

16. Branding of the IDS Products

IDSLLC agrees to provide branding services and support for the IDS Products that qualify under the IDS branding program. Pricing is according to Attachment A.

17. Information Delivery System Definition and License Terms

The Information Delivery System (IDS) includes various software and/or data modules packaged together into an IDSLLC proprietary product, collectively referred to, and herein referred to, as the IDS. Pursuant to this agreement, IDSLLC grants to Reseller a perpetual, non-exclusive license to resell the IDS package and documentation as outlined herein, only in conjunction with the number of servers and/or users and/or applications and/or processors as listed herein or as listed on an applicable purchase order. As a part of the consideration of this agreement, Reseller covenants and agrees:

(a) It is understood that the IDS is copyrighted; Reseller agrees that it will not copy the IDS except in conjunction with Reseller’s normal authorized use of the IDS and/or for Reseller’s archival or backup purposes. Reseller agrees that it will not allow any other person, firm, or corporation to copy the IDS (or portion thereof) under any circumstance or for any purpose. Reseller agrees that in no event shall the IDS or any copies (or portions of copies) be transferred, for any length of time, or for any reason, to any other person, firm, or corporation unless that entity has a valid license agreement in place;

(b) That the IDS is licensed based on users and/or servers and/or applications and/or processors.

(c) That the IDS will be used only with the users and/or servers and/or applications and/or processors as listed herein. Reseller understands that it and/or its customers are solely responsible for determining the proper application of the IDS and the interpretation of the results obtained from the use of the IDS.

(d) The IDS software will only be used for organizations that provide education to students beginning in kindergarten and continuing through grade 20, CSI government accounts, or CSI commercial accounts. Regardless of Reseller’s business model, the client portion of the IDS Software must only be used by individuals or entities that provide education to students beginning in kindergarten and continuing through grade 20 or a CSI government account or a CSI commercial account. Reseller acknowledges that different pricing will apply depending upon account type.

(e) The Client Portion of the IDS Products must in every case present the IDS end user license to the end user and the end user must agree to the terms before the end user is allowed to install and use the software. IDSLLC agrees that the end user will see the CSI logo during this process.

(f) Subscription Model includes support as defined herein.

(g) Support is an additional option for other Licensing Models.

(h) The Server Utilities are licensed based on the number of processors according to Attachment A.

18. IDS Support Definition and Terms

18.1 IDSLLC shall provide technical support and assistance to Reseller for technical issues related to the IDS Software that Reseller is unable to resolve, pursuant to the following. IDSLLC shall not provide direct technical support to Reseller’s End Users. There are Annual Support Fees for the Support of the IDS Software. Should a new feature or enhancement for the IDS be developed, it may be made available to Reseller for an additional charge. Should Reseller decide not to renew the Support, all services by IDSLLC will cease, and IDSLLC will only provide services on a time and materials basis at then current prices and terms.

18.2 Maintenance and Support. Annual Maintenance and Support Fees include Updates of the IDS Software, and any Upgrades for which IDSLLC does not charge an additional fee. These services shall continue in full force and effect so long as Reseller is entitled to resell the IDS Software and for so long as the Reseller pays all applicable Maintenance and Support Fees. IDSLLC will support the current version of the IDS Software and the immediate prior release, and shall notify Reseller in writing at least six (6) months in advance of the date in which support will no longer be available for a particular release. Each new release of the IDS Software shall be deemed written notice of IDSLLC’s intention to terminate support for the earliest release currently being supported, unless IDSLLC specifically agrees otherwise in writing with respect to a specific earlier release.

18.3 Initiation of Support. Reseller shall provide its initial report of an issue via email or telephone to the IDS Support Center. Further communication shall be via telephone, email or fax to Reseller, as appropriate, and shall reference the unique case number that was assigned by IDSLLC. Reseller shall provide IDSLLC with sufficient information for reproduction of problems. IDSLLC support hours are 8:00 a.m. to 5:00 p.m. Eastern Standard Time. IDSLLC support hours exclude U.S. federal holidays.

19. General

19.1 Term of Agreement - This agreement shall commence on the Effective Date which is the date herein upon acceptance by IDSLLC and shall remain in effect for a period of thirty six (36) consecutive months and renew for subsequent twelve month terms unless cancelled according to the terms of this agreement. IDSLLC may at its option immediately terminate this Agreement for payment delinquency in excess of sixty (60) days.

19.2 Time and Materials (T&M) Support. IDSLLC may provide from time to time services that are not covered under any contract support agreement. Those services will be billed according to the T&M plan which is billed at then current rates for labor, materials, travel, and other expenses, and then current terms for such service. Unless otherwise stated, payment terms for T&M support are Net 30 days

19.3 To the extent required by United States SEC law, any references to disclosure herein are waived in favor of such regulation or requirement.

19.4 Disclaimers; Reseller’s Responsibilities:

THE PRODUCTS AND SERVICES ARE PROVIDED WITHOUT WARRANTY, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IDSLLC’s obligations under this agreement are in lieu of all warranties expressed or implied. IDSLLC will not be liable for incidental, special, indirect, or consequential damages, loss of profits or income, or loss of use or other benefits arising out of in connection with this agreement or the maintenance service performed hereunder. It is the responsibility of the Reseller to ensure that all of its files are adequately duplicated and documented. IDSLLC will not be responsible for Reseller’s failure to do so nor for the cost of reconstructing data stored on disk files, tapes, memories, etc. lost during the course of performance of maintenance service or during normal operation of the IDS Products.

Reseller acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms and conditions. Further Reseller acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties which supersedes all proposals or prior agreements oral or written and all other communications between the parties relating to the subject matter of this agreement. This Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflict of laws provisions thereof.

Agreed:

/s/ Nancy K. Hedrick 4/18/06		/s/ Kelli B. Mahler 4/18/06
Reseller	Date	IDSLLC	Date

Nancy K. Hedrick President and CEO		Kelli B. Mahler Manager
Printed Name	Title	Printed Name	Title